================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              E*TRADE GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                               [LOGO OF ETRADE]

                               ----------------

                    Notice of Annual Meeting of Shareowners
                         to Be Held December 21, 1999

                               ----------------

TO OUR SHAREOWNERS:

  You are cordially invited to attend the Annual Meeting of Shareowners of E*TRADE Group, Inc. ("E*TRADE" or the "Company") which will be held at the Company's offices located at 4500 Bohannon Drive, Menlo Park, California 94025, on December 21, 1999 at 10:00 a.m. local time, for the following purposes:

    1. To elect three directors to the Board;

    2. To approve a 11,900,000 share increase in the maximum number of shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan;

    3. To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending September 30, 2000; and

    4. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on November 18, 1999 as the record date for determining those shareowners who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

  Representation of at least a majority of all outstanding shares of Common Stock of E*TRADE Group, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Fiscal 2000 Proxy Statement and Annual Report electronically over the Internet you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time it is voted.

  Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

  If you would like to attend the shareowners meeting, please e-mail us at ir@etrade.com or call (650) 331- 5397 to sign up.

                                          Very truly yours,

                                          /s/ Christos M. Cotsakos
                                          Christos M. Cotsakos
                                          Chairman of the Board and Chief
                                           Executive Officer

Menlo Park, California
November 29, 1999

              Shareowners Should Read the Entire Proxy Statement
                  Carefully Prior to Returning Their Proxies

                               ----------------

                                PROXY STATEMENT

                                      FOR
                       ANNUAL MEETING OF SHAREOWNERS OF
                              E*TRADE GROUP, INC.

                               ----------------

                         To Be Held December 21, 1999

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Group, Inc. ("E*TRADE" or the "Company") of proxies to be voted at the Annual Meeting of Shareowners which will be held at the Company's offices located at 4500 Bohannan Drive, Menlo Park, California 94025, on December 21, 1999 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement and the proxy card were first mailed to shareowners on or about November 30, 1999. The principal executive offices of E*TRADE are located at 4500 Bohannon Drive, Menlo Park, California 94025.

                        VOTING RIGHTS AND SOLICITATION

  The close of business on November 18, 1999 was the record date for shareowners entitled to notice of, and to vote at, the Annual Meeting. As of that date, E*TRADE had 248,830,499 shares of common stock, $.01 par value per share (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareowners of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon. All share numbers contained herein reflect the two-for-one stock splits effective February 1999 and May 1999.

  Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to E*TRADE will be voted at the Annual Meeting of Shareowners in accordance with the shareowners' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of directors as described herein under "Proposal 1--Election of Directors," FOR the proposal to amend the 1996 Stock Incentive Plan as described herein under "Proposal 2--Amendment to the Company's 1996 Stock Incentive Plan," and FOR ratification of the selection of accountants as described herein under "Proposal 3--Ratification of Selection of Independent Public Accountants."

  Election of directors by shareowners shall be determined by a plurality of the votes cast by the shareowners entitled to vote at the election that are present in person or represented by proxy. The approval of the proposal to amend the Company's 1996 Stock Incentive Plan and the proposal to ratify the selection of accountants each require a majority of the votes cast to be affirmative. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to shareowners, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareowner has the right to revoke his or her proxy at any time before it is voted.

  The entire cost of soliciting proxies will be borne by E*TRADE. The Company has retained the services of Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee from the Company for services rendered of approximately $8,000, plus out-of-pocket expenses. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally, through the Internet or by telephone, telegraph or special letter by officers and regular E*TRADE associates for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

Voting Electronically Via the Internet

  Shareowners may vote via the Internet at the www.ProxyVote.com web site if they enrolled at the www.InvestorDelivery.com web site by November 26, 1999. The Internet voting procedures are designed to authenticate the shareowners identity and to allow shareowners to vote their shares and confirm that their instructions have been properly recorded.

  If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareowners who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not provide for voting via the Internet, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. Shareowners who elected to receive the Annual Report and Proxy Statement over the Internet will be receiving an e-mail on or about November 30, 1999 with information on how to access shareowners information and instructions for voting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The members of the Board of Directors of E*TRADE are grouped into three classes, one of which is elected at each Annual Meeting of Shareowners to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

                                                                            Class and
                                                                              Year
                                                                            in Which
                                                                  Director    Term
          Name                     Principal Occupation            Since   Will Expire Age
          ----                     --------------------           -------- ----------- ---
Lewis E. Randall........ Private Investor                           1983    Class III   57
                                                                           Fiscal 2000

Lester C. Thurow........ Professor of Management and Economics      1996    Class III   61
                          Massachusetts Institute of Technology            Fiscal 2000

Peter Chernin........... President and Chief Operating Officer of   1999    Class III   48
                          Fox Entertainment                                Fiscal 2000

  Lewis E. Randall is a private investor who has been a director of the Company since 1983. From 1989 to 1997, Mr. Randall served Lone Tree, Inc., a privately held loan factor, in various capacities (board member, CFO, president, co-owner). From 1984 to 1987, he was a member of the board, and more briefly, CFO, of ViMart Corp., a privately held software marketing company. Mr. Randall worked for both Apple Computer (1979-1983) and Intel Corporation (1974-1978) during their formative years, largely as a manager of software engineering teams. Mr. Randall holds a BA in philosophy from Harvard.

  Lester C. Thurow has been a director of the Company since April 1996. Mr. Thurow has been a Professor of Management and Economics at Massachusetts Institute of Technology ("MIT") since 1968. From 1987 to 1993, he served as Dean of MIT's Sloan School of Management. Mr. Thurow has served as a director of Analog Devices, Inc., a publicly-traded semiconductor and software company, since 1991, and as a director of Grupo Casa Autry, a publicly-traded wholesale distributor of pharmaceuticals since 1993. Mr. Thurow received a BA in economics from Williams College, an MA from Oxford and a PhD from Harvard University.

  Peter Chernin has been a director of the Company since October 1999. Mr. Chernin has been a director and President and Chief Operating Officer of Fox Entertainment since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a director, Chairman and Chief Executive Officer of NAI since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996, Chairman of Twentieth Century Fox Film from 1992 until 1994 and President of the Fox Entertainment Group of Fox Broadcasting Company from 1989 until 1992. Mr. Chernin also served as director of T.V. Guide, Inc. and currently serves as a director of Tickets.com. Mr. Chernin received a BA from the University of California at Berkeley.

Directors Not Standing for Election

  The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                                                                         Class and
                                                                                           Year
                                                                                         in Which
                                                                               Director    Term
          Name                           Principal Occupation                   Since   Will Expire Age
          ----                           --------------------                  -------- ----------- ---
Christos M. Cotsakos.... Chairman of the Board and Chief Executive Officer       1996     Class I    51
                          of E*TRADE Group, Inc.                                        Fiscal 2002

William A. Porter....... Chairman Emeritus of E*TRADE Group, Inc.                1982     Class I    71
                                                                                        Fiscal 2002

Richard S. Braddock..... Chairman and Chief Executive Officer of Priceline.com   1996     Class I    58
                                                                                        Fiscal 2002

Masayoshi Son........... President and Chief Executive Officer of                1998    Class II    42
                          SOFTBANK CORP.                                                Fiscal 2001

William E. Ford......... Managing Member, General Atlantic Partners, LLC         1995    Class II    38
                                                                                        Fiscal 2001

George Hayter........... Partner, George Hayter Associates                       1995    Class II    61
                                                                                        Fiscal 2001

  Christos M. Cotsakos is Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielsen after 19 years with the Federal Express Corporation, where he held a number of senior executive positions. Mr. Cotsakos serves as a director of Fox Entertainment Group, Inc., Webvan Group, Inc., PlanetRX.com, Inc., Digital Island, Inc., Critical Path, Inc., Tickets.com, and National Processing, Inc., as well as, several technology companies in the private sector. A decorated Vietnam Veteran, he received a BA from William Paterson University, an MBA from Pepperdine University and is currently pursuing a PhD in economics at the Management School, University of London. Mr. Cotsakos has been the recipient of several industry and visionary awards during his tenure at E*TRADE Group, AC Nielsen and Federal Express.

  William A. Porter is Chairman Emeritus and Founder of E*TRADE Group, Inc. Mr. Porter served as Chairman of the Board from the Company's inception until December 1998. He founded the Company in 1982 and served as President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, until March 1996. He founded E*TRADE Securities, Inc. in 1992. Mr. Porter is a founder and the first Chairman of the International Securities Exchange. Mr. Porter received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology.

  Richard S. Braddock has been a director of the Company since April 1996. Mr. Braddock is Chairman and Chief Executive Officer of Priceline.com, a position he has held since August 1998. From September 1995 to July 1998, Mr. Braddock was occupied as a private investor. From June 1994 to September 1995, he served as a partner in Clayton, Dubilier & Rice, a leveraged buy-out firm. From January 1993 to July 1993, he served as Chief Executive Officer of Medco Containment Services. From 1974 to October 1992, Mr. Braddock served in various capacities with a division of Citibank, including as President and Chief Executive Officer from 1990 to October 1992 and as a director from 1985. Mr. Braddock serves on the board of directors of AmTec, Inc., Cadbury Schweppes, Eastman Kodak Company, Prime Response (private) and the Lincoln Center for the Performing Arts. He received a BA in History from Dartmouth and an MBA from Harvard University.

  Masayoshi Son has been a director of the Company since August 1998. Mr. Son has been President and Chief Executive Officer of SOFTBANK CORP. since 1981. Mr. Son has been a Chairman of SOFTBANK Holdings Inc. since 1994 and President and Chief Executive Officer of Nasdaq Japan Planning Company, Inc. since June 1999. Also, he has been elected as the representative director of Computer Channel Corporation, GeoCities Japan Corporation, broadcast.com Japan k.k., Digital Club Corporation and Son Assets Management K.K. Mr. Son also serves as a director of Ziff-Davis Inc., UTStarcom, Inc., Yahoo Japan Corporation, Nihon Cisco Systems K.K., SpeedNet Inc., and SOFTBANK Korea Co., Ltd.

  William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC (or its predecessor) since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co., Incorporated. Mr. Ford is also a director of Priceline.com, a publicly-traded buyer-driven e-commerce company whose "demand collection system" enables consumers to use the Internet to save money on a wide range of products and services, LHS Group, Inc., a publicly-traded billing solutions software company, Tickets.com, a publicly-traded provider of entertainment tickets, event information and related products and services through the Internet, retail stores, telephone sales centers and interactive voice response systems, Quintiles Transnational Corp., a publicly-traded provider of a full range of integrated product development and commercialization services to the global pharmaceutical, biotechnology and medical device industries, GT Interactive Software Corp., a publicly-traded interactive entertainment software company, Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the health care industry, and several private software companies in which GAP LLC or one of its affiliates is an investor. Mr. Ford received a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

  George Hayter has been a director of the Company since December 1995 and currently provides consulting services to the Company. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems, his final position being the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of four London Stock Exchange listed companies: Critchley Group PLC, an electrical accessories company, Pegasus Group PLC, an accounting software company, and is chairman of ICM Computer Group PLC, an IT services company, and of JSB Software Technologies PLC, a UK AIM and EASDAQ listed specialist software provider. He received an MA in Natural Sciences from Queens' College, Cambridge, England.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight meetings during fiscal 1999. Each director, other than Messrs. Thurow and Son, attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

  The Board of Directors has created an Acquisition/Investment Committee, Audit Committee, a Compensation Committee and a Nominating Committee of the Board. The Acquisition/Investment Committee, composed of Christos M. Cotsakos, William E. Ford and Masayoshi Son, reviews acquisition and investment strategies and candidates with the Company's management, approves acquisitions and also makes recommendations to the Board of Directors. The Acquisition/Investment Committee did not meet, but acted by written consent twice during fiscal 1999. The Audit Committee is composed of William E. Ford (Chair), Lester C. Thurow and George Hayter and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee held four meetings during fiscal 1999. The Compensation Committee, which is composed of Richard S. Braddock (Chair) and William E. Ford, recommends to the Board of Directors compensation for the Company's key associates and administers the 1996 Stock Incentive Plan (which is the successor to the 1993 Stock Option Plan and the 1983 Employee Incentive Stock Option Plan) and the 1996 Stock Purchase Plan. The Compensation Committee held three meetings during fiscal 1999. The Nominating Committee, which is composed of Christos M. Cotsakos (Chair), William A. Porter and Lewis E. Randall, nominates for shareowner approval persons for membership on the Board of Directors. The Nominating Committee did not meet during fiscal 1999. The Nominating Committee will consider nominees recommended by shareowners. For the Fiscal 2001 Annual Meeting of Shareowners, recommendations must be received by E*TRADE no later than August 1, 2000. Recommendations must be mailed to the Company's principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Leonard C. Purkis.

                             DIRECTOR REMUNERATION

  Non-associate directors receive $5,000 per year, in addition to $800 for each meeting of the Board attended and $400 for committee meetings attended. In addition, each non-associate director receives stock options pursuant to the automatic option grant provisions of the Company's 1996 Stock Incentive Plan (the "1996 Plan"). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an associate of the Company will receive compensation for services rendered as a director.

  Under the Automatic Option Grant Program in effect under the 1996 Plan, each individual who initially becomes a non-associate Board member will receive an option grant for 80,000 shares of Common Stock on the date he or she joins the Board, provided such individual has not otherwise been in the prior employment of the Company. At each Annual Shareowners Meeting, each individual who has been on the Board for at least six months and who continues to serve as a non-associate Board member will automatically receive an option grant to purchase 20,000 shares of common stock, whether or not that individual is standing for re-election to the Board at the Annual Shareowners meeting.

  Accordingly, at the 1999 Annual Shareowners Meeting, held on March 9, 1999, each of the following Board members received an option grant under the Automatic Option Grant Program for 20,000 shares of Common Stock at an exercise price of $24.27 per share: Messrs. Braddock, Ford, Hayter, Porter, Randall, Son and Thurow.

  Each automatic option will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service, and will be immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease service on the Board prior to vesting in those shares. The initial 80,000-share grant will vest in a series of four successive equal annual installments over the optionee's period of Board service measured from the grant date. Each 20,000-share grant will vest upon the optionee's completion of two years of Board service measured from the option grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company, or (ii) the death or disability of the optionee while serving as a Board member.

  For further information concerning such automatic option grants, please see "Proposal 2--Approval of Amendment of the Company's 1996 Stock Incentive Plan--Automatic Option Grant Program" which follows.

  The Board of Directors recommends that shareowners vote FOR election of all of the above nominees as directors.

                                  PROPOSAL 2

       APPROVAL OF AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN

  The Company's shareowners are being asked to approve a 11,900,000 share increase in the maximum number of shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan from 58,576,480 shares to 70,476,480 shares. As of September 30, 1999, 32,820,873 shares of Common Stock were subject to outstanding options under the 1996 Plan and 1,595,724 shares remained available for future issuance.

The proposed share increase will assure that a sufficient reserve of Common Stock is available under the 1996 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

  The 1996 Plan became effective on May 31, 1996 (the "Effective Date") upon adoption by the Board and serves as the successor to the Company's 1993 Stock Option Plan (the "1993 Plan"), which is the successor to the Company's 1983 Employee Incentive Stock Option Plan (the "1983 Plan"). All outstanding options under the 1993 Plan have been incorporated into the 1996 Plan and no further option grants or share issuances will be made under the 1993 Plan. The amendment to increase the share reserve available under the 1996 Plan was duly adopted by the Board. The following is a summary of the principal features of the 1996 Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the 1996 Plan. Any shareowner of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at the Company's principal executive offices in Menlo Park, California.

Equity Incentive Programs

  The 1996 Plan contains five separate equity incentive programs: (i) the Discretionary Option Grant Program under which individuals in the Company's service may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of these shares on the grant date, (ii) the Salary Investment Option Grant Program which may, at the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated associates the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iii) the Stock Issuance Program under which eligible individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price per share not less than the fair market value at the time of issuance or as a fully-paid bonus for services rendered to the Company or the attainment of designated performance goals, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-associate Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date, and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-associate Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market stock option grants.

  Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs will be non-statutory options.

Administration

  The Compensation Committee has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-associate Board members. A secondary committee of the Board administers the Discretionary Option Grant and Stock Issuance Programs for all other eligible individuals. The Board may, at any time, terminate the secondary committee and reassume all powers and authority previously delegated to such committee. The term Plan Administrator, as used in this summary, will mean either the Compensation Committee or the secondary committee or the Board, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1996 Plan. The Compensation Committee shall have the exclusive authority to determine which Section 16 Insiders and other highly compensated individuals will be eligible to participate in the Salary Investment Option Grant Program for one or more calendar years, but no administrative discretion will be exercised by the Compensation Committee with respect to the grants made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs. All grants under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs will be made in strict compliance with the express provisions of each program.

  Shareowner approval of this Proposal will also constitute pre-approval of each option that is granted on or after the date of the 1999 Annual Meeting pursuant to the provisions of the Automatic Option Grant Program and the subsequent exercise of each such option in accordance with those provisions.

Share Reserve

  A total of 70,476,480 shares of Common Stock have been authorized for issuance under the 1996 Plan, assuming shareowner approval of the 11,900,000 share increase that forms part of this Proposal. In no event may any one participant in the 1996 Plan be granted stock options, separately exercisable stock appreciation rights, and direct stock issuances for more than 2,000,000 shares in the aggregate per calendar year under the 1996 Plan.

  The shares of Common Stock issuable under the 1996 Plan may be drawn from shares of the Company's authorized but unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market. Shares subject to any outstanding options under the 1996 Plan (including options incorporated from the 1993 Plan and the 1983 Plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1996 Plan and subsequently repurchased by the Company, at the original issue price paid per share, pursuant to the Company's repurchase rights under the 1996 Plan will also be available for reissuance. However, shares subject to any option surrendered in accordance with the stock appreciation rights provisions of the 1996 Plan will not be available for subsequent issuance.

Eligibility

  Associates, non-associate members of the Board or the board of directors of any parent or subsidiary corporation, and consultants and other independent advisors in the service of the Company or its parent or subsidiary corporations will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Only associates who are Section 16 Insiders or other highly compensated individuals will be eligible to participate in the Salary Investment Option Grant Program. Non-associate Board members will be eligible to participate in the Automatic Option Grant and the Director Fee Option Grant Programs.

  As of September 30, 1999, eleven executive officers, seven non-associate Board members and 1,724 other associates were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The eight non-associate Board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

  The fair market value per share of Common Stock on any relevant date under the 1996 Plan will be the average of the high and low sale prices per share of Common Stock on that date on the Nasdaq National Market. On September 30, 1999, the fair market value per share was $24.44.

                      DISCRETIONARY OPTION GRANT PROGRAM

Grants

  The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. All expenses incurred in administering the 1996 Plan will be paid by the Company.

Price and Exercisability

  Each granted option will have an exercise price per share not less than one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date, and no granted option will have a term in excess of ten years. The shares subject to each option will generally vest in a series of installments over a specified period of service measured from the grant date.

  The exercise price may be paid in cash or in shares of the Common Stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

  No optionee will have any shareowner rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Termination of Service

  Upon the optionee's cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part.

Cancellation/Re-grant Program

  The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

                    SALARY INVESTMENT OPTION GRANT PROGRAM

  In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated associate of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  The shares subject to each option under the Salary Investment Option Program will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Salary Investment Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

                            STOCK ISSUANCE PROGRAM

  Shares may be sold under the Stock Issuance Program at a price per share not less than one hundred percent (100%) of their fair market value, payable in cash or check made payable to the Company. Shares may also be issued as a bonus for past services.

  The shares issued as a bonus for past services will be fully vested upon issuance. All other shares issued under the program will be subject to a vesting schedule tied to the performance of services or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the 1996 Plan.

                        AUTOMATIC OPTION GRANT PROGRAM

Grants

  Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-associate Board member at any time after August 15, 1996 will receive at the time of such initial election or appointment an automatic option grant for 80,000 shares of Common Stock, provided such individual was not previously in the employ of the Company or any parent or subsidiary corporation. At each Annual Shareowners Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue in service as a non-associate Board member, whether or not that individual is standing for re-election to the Board at that particular meeting, will automatically be granted an option to purchase 20,000 shares of Common Stock, provided such individual has served as a non-associate Board member for at least six months. There will be no limit on the number of such 20,000-share options which any one non-associate Board member may receive over his or her period of Board service, and non-associate Board members who have previously been in the Company's employ will be fully eligible for one or more 20,000-share option grants over their period of Board service. Shareowner approval of this Proposal will constitute pre-approval of each option subsequently granted pursuant to the provisions of the Automatic Option Grant Program summarized below and the subsequent exercise of that option in accordance with its terms.

Terms

  Each option under the Automatic Option Grant Program will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the grant date.

  The option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial 80,000-share grant will vest, and the Company's repurchase right will lapse, in a series of four successive equal annual installments upon the optionee's completion of each year of Board service over the four-year period measured from the grant date. The shares subject to each annual 20,000-share grant will vest upon the optionee's completion of two years of Board service measured from the grant date.

  The shares subject to each outstanding automatic option grant will immediately vest upon (i) the optionee's death or permanent disability, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

  Upon a successful completion of a hostile tender offer for more than 50% of the Company's voting securities, the optionee will have a thirty-day period in which he or she may elect to surrender each outstanding automatic option grant to the Company in return for a cash distribution in an amount per surrendered option share equal to the excess of (i) the highest price paid per share of Common Stock in such tender offer over (ii) the exercise price payable for such share. Shareowner approval of this Proposal will constitute pre-approval of each such option surrender in accordance with the terms of the 1996 Plan.

                       DIRECTOR FEE OPTION GRANT PROGRAM

  Should the Director Fee Option Grant Program be activated in the future, each non-associate Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The shares subject to each option under Director Fee Option Grant Program will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Director Fee Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

                                 STOCK AWARDS

  The following table shows, as to each of the Named Executive Officers in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1996 Plan since the May 31, 1996 effective date through September 30, 1999, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                             Options Granted(1) Weighted Average
                   Name                      (Number of Shares)  Exercise Price
                   ----                      ------------------ ----------------
Christos M. Cotsakos, Chairman of the Board
 and Chief Executive Officer...............       5,035,616(2)       $11.37
Kathy Levinson, President and Chief
 Operating Officer.........................       2,890,976(3)       $10.55
Jerry D. Gramaglia, Chief Marketing
 Officer...................................       2,125,000(3)       $ 6.20
Judy Balint, Chief International Officer...       2,289,144(4)       $ 6.26
Debra Chrapaty, Chief Media Officer........       3,127,544(5)       $ 6.08
All executive officers as a group (11
 persons)..................................      20,778,728(6)       $ 8.69
William A. Porter, Chairman Emeritus.......          20,000          $24.27
Richard S. Braddock, Director..............          60,000          $11.76
William E. Ford, Director..................          60,000          $11.76
George Hayter, Director....................          60,000          $11.76
Lewis E. Randall, Director.................          60,000          $11.76
Masayoshi Son, Director....................         100,000          $ 9.89
Lester C. Thurow, Director.................          60,000          $11.76
All non-associate directors as a group (7
 persons)..................................         420,000          $11.91
All associates, including current officers
 who are not executive officers, as a group
 (1,724 persons)...........................      28,230,004(7)       $ 6.91

--------
(1) On October 22, 1998, the Company implemented an option cancellation/regrant program pursuant to which associates who held outstanding stock options with an exercise price in excess of $4.25 per share were able to cancel the previously issued options and receive the same number of options at an exercise price of $4.25, the closing price of the Company's common stock on October 22, 1998. Each new option has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service, and will become exercisable in a series of four successive equal annual installments over the optionee's period of continued service with the Company measured from October 22, 1998, the regrant date. Options covering a total of 14,422,604 shares of the Company's common stock were cancelled and regranted under the program.

(2) Includes 1,400,000 shares of the Company's common stock that were cancelled under the program.

(3) Includes 1,000,000 shares of the Company's common stock that were cancelled under the program.

(4) Includes 858,656 shares of the Company's common stock that were cancelled under the program.

(5) Includes 1,422,000 shares of the Company's common stock that were cancelled under the program.

(6) Includes 7,144,416 shares of the Company's common stock that were cancelled under the program.

(7) Includes 7,278,188 shares of the Company's common stock that were cancelled under the program.

  As of September 30, 1999, 32,820,873 shares of Common Stock were subject to outstanding options under the 1996 Plan and 1,595,724 shares remained available for future issuance. Through September 30, 1999, 49,428,732 shares of Common Stock have been issued under the 1996 Plan.

New Plan Benefits

  As of September 30, 1999, no option grants or direct stock issuances have been made under the 1996 Plan on the basis of the proposed 11,900,000 share increase to the maximum number of shares authorized for issuance under the 1996 Plan. In addition, no option grants or share issuances have, as of that date, been made under the Discretionary Option Grant, Stock Issuance, Salary Investment Option Grant and Director Fee Option Grant Programs.

                            GENERAL PLAN PROVISIONS

Acceleration

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are transferred to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity is involuntarily terminated within a designated period following such acquisition. The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period following a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions. Each option outstanding under the Automatic Option Grant, Director Fee Option Grant and Salary Investment Option Grant Programs will automatically accelerate in full upon an acquisition or change in control of the Company.

  The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Stock Appreciation Rights

  The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Plan:

    Tandem stock appreciation rights, which may be granted under the Discretionary Option Grant Program, provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    Limited stock appreciation rights may be granted under the Discretionary Option Grant Program to one or more officers of the Company as part of their option grants. Limited stock appreciation rights will automatically be included as part of each grant made under the Salary Investment Option Grant and Director Fee Option Grant Programs. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

Changes in Capitalization

  In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1996 Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1996 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-associate Board members and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the 1996 Plan (including options granted under the Predecessor Plan) in order to prevent the dilution or enlargement of benefits thereunder.

Financial Assistance

  The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options granted or the purchase of shares issued under either the Discretionary Option Grant or Stock Issuance Programs in effect under the 1996 Plan. The Plan Administrator will determine the terms of any such assistance. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

Special Tax Election

  The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

  The Board may amend or modify the 1996 Plan in any or all respects whatsoever, subject to any required shareowner approval under applicable law or regulation. The Board may terminate the 1996 Plan at any time, and the 1996 Plan will in all events terminate on May 30, 2006.

                        FEDERAL INCOME TAX CONSEQUENCES

Option Grants

  Options granted under the 1996 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

  If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

  An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

Direct Stock Issuance

  The tax principles applicable to direct stock issuances under the 1996 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

  The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

  Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any direct charge to the Company's earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in the notes to the Company's financial statements, the pro forma impact those options would have upon the Company's reported earnings and net income per share had the value of those options at the time of grant been treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's diluted earnings per share.

  Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to the Company's earnings.

Shareowner Approval

  The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Meeting is required for approval of the amendments to the 1996 Plan. Should such shareowner approval not be obtained, no options will be granted on the basis of the 11,900,000 share increase. The 1996 Plan will remain in existence in accordance with the provision of the plan document in effect immediately prior to the new amendment, and stock options and direct stock issuances may continue to be made under the 1996 Plan until the share reserve, as last approved by the shareowners, is issued.

  The Board of Directors recommends that shareowners vote FOR the approval of the amendment to the 1996 Plan.

                                  PROPOSAL 3

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company is asking the shareowners to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

  In the event the shareowners fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its shareowners.

  A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

  The Board of Directors recommends that shareowners vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1999 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director,
(iii) each officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                               Number of Shares    Percent of
     Name and Address of Beneficial Owner     Beneficially Owned Common Stock(1)
     ------------------------------------     ------------------ --------------
   Christos M. Cotsakos(2)..................       7,293,048           3.0%
   Kathy Levinson(3)........................       1,753,048             *
   Jerry D. Gramaglia(4)....................         245,000             *
   Judy Balint(5)...........................         509,559             *
   Debra Chrapaty(6)........................         604,044             *
   William A. Porter(7).....................       7,793,964           3.3%
   Richard S. Braddock(8)...................         710,560             *
   William E. Ford(9).......................         204,000             *
   George Hayter(10)........................         262,072             *
   Lewis E. Randall(11).....................       1,574,004             *
   Masayoshi Son(12)........................         100,000             *
   Lester C. Thurow(8)......................         333,696             *
   SOFTBANK Holdings Inc.(13)...............      62,591,688          26.1%
   General Atlantic Partners LLC(14)........       7,712,680           3.2%
   All directors and executive officers as a
    group
    (18 persons)(15)........................      20,993,122           8.4%

--------
  *Less than 1%.

 (1) Based on 239,822,663 shares outstanding on September 30, 1999. Shares of Common Stock subject to options that are exercisable within 60 days of September 30, 1999 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (2) Includes 477,356 shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, 340,000 shares held in an IRA account and 180,000 shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half the shares held by the Cotsakos Revocable Trust. Also includes 6,295,688 shares of Common Stock which Mr. Cotsakos has the option to purchase, of which, 4,044,191 options to purchase shares are exercisable within 60 days of September 30, 1999.

 (3) Includes 747,467 shares held by the Levinson Family Trust under Agreement dated November 17, 1994 and 294,205 shares held by the Internet Experience Partnership under Agreement dated September 9, 1999.
     Ms. Levinson is a general partner in the Internet Experience Partnership. Also includes 711,376 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of September 30, 1999.

 (4) Includes 225,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of September 30, 1999.

 (5) Includes 435,546 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of September 30, 1999.

 (6) Includes 604,044 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of September 30, 1999.

 (7) Includes 801,840 shares of Common Stock held by Mr. Porter's wife. Mr. Porter disclaims beneficial ownership of such shares. Also includes 20,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, all of which are subject to the Company's right of repurchase.

 (8) Includes 300,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 136,000 of which are subject to the Company's right of repurchase.

 (9) Excludes shares held by General Atlantic Partners II, L.P. and shares held by GAP Coinvestment Partners, L.P. See footnote 14 below. Includes 204,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 136,000 of which are subject to the Company's right of repurchase.

(10) Includes 252,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 136,000 of which are subject to the Company's right of repurchase.

(11) Includes 866,000 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated 8/16/84. Includes 240,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares held by his wife. Also includes 228,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 136,000 of which are subject to the Company's right of repurchase.

(12) Excludes shares held by SOFTBANK Holdings Inc. See footnote 13 below. Includes 100,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 80,000 of which are subject to the Company's right of repurchase.

(13) Mr. Son, a director of the Company, is the President and Chief Executive Officer of SOFTBANK CORP., the parent company of SOFTBANK Holdings. Mr. Son disclaims beneficial ownership of shares owned by SOFTBANK Holdings. The address for SOFTBANK Holdings is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(14) Includes 6,767,238 shares held by General Atlantic Partners II, L.P. ("GAP II") and 945,442 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. Mr. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

(15) Includes the information in the notes above, as applicable. With respect to shares held by Mr. Cotsakos, includes only those shares which are beneficially owned and those shares subject to options which are exercisable within 60 days of September 30, 1999. In addition, includes an additional 1,542,772 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of September 30, 1999, which options are held by executive officers of the Company who are not identified in the above table.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four other highest-paid executive officers ("Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

                         SUMMARY COMPENSATION TABLE(1)

                                                                   Long-Term
                                                                  Compensation
                              Annual Compensation                    Awards
                              -------------------                 ------------
                                                                   Securities
Name and Principal                                 Other Annual    Underlying        All Other
Position                 Year Salary($) Bonus($)  Compensation($) Options/SARs    Compensation($)
------------------       ---- --------- --------- --------------- ------------    ---------------
Christos M. Cotsakos.... 1999  522,789  1,140,999     15,685(2)    2,900,000(7)        1,743(11)
 Chairman of the Board
  and                    1998  467,862    160,236     15,635(2)      935,616           2,500(11)
 Chief Executive Officer 1997  355,000     92,609        --        1,200,000             --
Kathy Levinson.......... 1999  357,404    562,934      4,980(2)    1,750,000(8)        1,849(11)
 President and Chief     1998  292,100     67,561        --          340,976           2,500(11)
 Operating Officer       1997  209,008     48,982        --          800,000           1,124(11)
Jerry D. Gramaglia...... 1999  267,635    229,121     59,577(3)    1,125,000(8)        5,000(11)
 Chief Marketing Officer 1998   55,596     30,252        --        1,000,000             --
                         1997      --         --         --              --              --
Judy Balint............. 1999  260,288    266,774      9,644(2)      983,656(9)          --
 Chief International
  Officer                1998  235,370     17,192     40,077(4)      205,488           2,500(11)
                         1997   92,445     35,000     65,000(5)    1,100,000           1,833(11)
Debra Chrapaty.......... 1999  260,288    260,098     10,066(2)    1,547,000(10)       5,000(11)
 Chief Media Officer     1998  249,199    120,236     40,321(6)      320,544           2,500(11)
                         1997  478,611     60,000        --        1,260,000           1,575(11)

-------
 (1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
 (2) Represents the benefit received for a Company provided auto.
 (3) Represents the benefit received for Company provided housing.
 (4) Represents a $30,463 benefit received by Ms. Balint for Company provided housing and a $9,614 benefit received by Ms. Balint for a Company provided auto.
 (5) Represents $65,000 as reimbursement of relocation and moving expenses.
 (6) Represents $26,445 as reimbursement of relocation and moving expenses and a $13,876 benefit received by Ms. Chrapaty for Company provided housing.
 (7) Includes 1,400,000 shares of the Company's common stock that were regranted under the Company's cancellation/regrant program.
 (8) Includes 1,000,000 shares of the Company's common stock that were regranted under the Company's cancellation/regrant program.
 (9) Includes 858,656 shares of the Company's common stock that were regranted under the Company's cancellation/regrant program.
(10) Includes 1,422,000 shares of the Company's common stock that were regranted under the Company's cancellation/regrant program.
(11) Represents employer contributions to the Company's 401(k) Plan.

Stock Options

  The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan for the 1999 fiscal year to the Named Executive Officers. No stock appreciation rights were granted to those individuals during the 1999 fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                               Potential Realizable
                                                                                       Value
                                                                              at Assumed Annual Rates
                                                                                        of
                                                                                    Stock Price
                                                                                 Appreciation for
                                         Individual Grants                        Option Term(6)
                         ---------------------------------------------------- -----------------------
                         Number of      % of Total
                         Securities      Options
                         Underlying     Granted to
                          Options      Employees in Exercise Price Expiration
          Name            Granted      Fiscal Year  (per Share)(5)    Date        5%          10%
          ----           ----------    ------------ -------------- ---------- ----------- -----------
Christos M. Cotsakos....    38,432(1)      0.17%        $ 4.25      10/21/08  $   103,000 $   260,000
                           107,344(1)      0.49%        $ 4.25      10/21/08  $   287,000 $   727,000
                            54,224(1)      0.25%        $ 4.25      10/21/08  $   145,000 $   367,000
                         1,200,000(2)      5.43%        $ 5.00      10/21/08  $ 2,307,000 $ 7,228,000
                         1,500,000(3)      6.77%        $24.78       8/11/09  $23,377,000 $59,243,000
                         ---------        -----                               ----------- -----------
                         2,900,000        13.11%                              $26,219,000 $67,825,000
Kathy Levinson..........     6,396(1)      0.03%        $ 4.25      10/21/08  $    17,000 $    43,000
                            42,000(1)      0.19%        $ 4.25      10/21/08  $   112,000 $   284,000
                           158,000(1)      0.71%        $ 4.25      10/21/08  $   422,000 $ 1,070,000
                           193,604(1)      0.88%        $ 4.25      10/21/08  $   517,000 $ 1,311,000
                           600,000(2)      2.71%        $ 5.00      10/21/08  $ 1,154,000 $ 3,615,000
                           750,000(4)      3.39%        $24.78       8/11/09  $11,689,000 $29,622,000
                         ---------        -----                               ----------- -----------
                         1,750,000         7.91%                              $13,911,000 $35,945,000
Jerry D. Gramaglia......   900,000(1)      4.07%        $ 4.25      10/21/08  $ 2,406,000 $ 6,096,000
                           100,000(2)      0.45%        $ 5.00      10/21/08  $   192,000 $   602,000
                           125,000(4)      0.57%        $24.78       8/11/09  $ 1,948,000 $ 4,937,000
                         ---------        -----                               ----------- -----------
                         1,125,000         5.09%                              $ 4,546,000 $11,635,000
Judy Balint.............   133,604(1)      0.60%        $ 4.25      10/21/08  $   357,000 $   905,000
                            18,656(1)      0.08%        $ 4.25      10/21/08  $    50,000 $   126,000
                             6,396(1)      0.03%        $ 4.25      10/21/08  $    17,000 $    43,000
                           400,000(1)      1.82%        $ 4.25      10/21/08  $ 1,069,000 $ 2,710,000
                           300,000(2)      1.36%        $ 5.00      10/21/08  $   577,000 $ 1,807,000
                           125,000(4)      0.56%        $24.78       8/11/09  $ 1,948,000 $ 4,937,000
                         ---------        -----                               ----------- -----------
                           983,656         4.45%                              $ 4,018,000 $10,528,000
Debra Chrapaty..........    22,000(1)      0.10%        $ 4.25      10/21/08  $    59,000 $   149,000
                           133,604(1)      0.60%        $ 4.25      10/21/08  $   357,000 $   905,000
                             6,396(1)      0.03%        $ 4.25      10/21/08  $    17,000 $    43,000
                           879,220(1)      3.97%        $ 4.25      10/21/08  $ 2,350,000 $ 5,955,000
                            80,780(1)      0.37%        $ 4.25      10/21/08  $   216,000 $   547,000
                           300,000(2)      1.36%        $ 5.00      10/21/08  $   577,000 $ 1,807,000
                           125,000(4)      0.56%        $24.78       8/11/09  $ 1,948,000 $ 4,938,000
                         ---------        -----                               ----------- -----------
                         1,547,000         6.99%                              $ 5,524,000 $14,344,000

--------
(1) Each option was granted on October 22, 1998 in connection with the Company's cancellation/regrant program and will become exercisable in four successive equal annual installments upon the optionee's completion of each year of service over the four-year period measured from the October 22, 1998 grant date. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements," which follows, for change of control and severance arrangements.

(2) Each option was granted on October 22, 1998, and will become exercisable upon the completion of five years and eight months of service measured from October 22, 1999, the Vesting Commencement Date. However, the options will accelerate with respect to all or a portion of the shares upon attainment of the following performance milestones:

   (a) should the fifteen-day moving average of the average of the daily high and low sale prices per share of the Company's Common Stock equals or exceeds $30 during the period beginning on the Vesting Commencement Date and continuing through June 21, 2004, then the option shall become exercisable for one-third (1/3) of the option shares as follows: fifty percent (50%) at the close of the business on the last day of such fifteen-day trading period ("Attainment Date One") and the remaining fifty percent (50%) upon the optionee's completion of one year of service measured from Attainment Date One; (b) should the fifteen-day moving average of the average of the daily high and low sale prices per share of the Company's Common Stock equals or exceeds $35 during the period beginning on the Vesting Commencement Date and continuing through June 21, 2004, then the option shall become exercisable for two-thirds (2/3) of the option shares as follows: fifty percent (50%) at the close of the business on the last day of such fifteen-day trading period ("Attainment Date Two") and the remaining fifty percent (50%) upon the optionee's completion of one year of service measured from Attainment Date Two; and
   (c) should the fifteen-day moving average of the average of the daily high and low sale prices per share of the Company's Common Stock equals or exceeds $40 during the period beginning on the Vesting Commencement Date and continuing through June 21, 2004, then the option shall become exercisable for all the option shares at the close of the business on the last day of such fifteen-day trading period.

(3) The options were granted on August 12, 1999 and will become exercisable on a combined basis as follows:

   300,000 of the option shares became exercisable on August 12, 1999 with the remaining 1,200,000 option shares becoming exercisable in equal monthly installments upon Mr. Cotsakos' completion of each month of service from September 12, 1999 through May 12, 2002. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements," which follows, for change of control and severance arrangements.

(4) Each option was granted on August 12, 1999 and will become exercisable in four successive equal annual installments upon the optionee's completion of each year of service over the four-year period measured from the August 12, 1999 grant date. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements," which follows, for change of control and severance arrangements.

(5) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise.

(6) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

  The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year. No stock appreciation rights were exercised during such year.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                                            Value of Unexercised in-
                                                    Number of Securities              the-
                          Number of                Underlying Unexercised     Money Options/SARs at
                           Shares                  Options/SARs at FY-End           FY-End(2)
                         Acquired on    Value     ------------------------- -------------------------
          Name            Exercise   Realized(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -----------  ----------- ------------- ----------- -------------
Christos M. Cotsakos....   228,556   $ 7,917,000   3,759,392    2,536,296   $72,945,000  $30,134,000
Kathy Levinson..........   680,000   $15,760,000     611,376    1,620,400   $12,054,000  $19,427,000
Jerry D. Gramaglia......   100,000   $ 2,283,000         --     1,025,000           --   $18,169,000
Judy Balint.............   210,950   $ 6,485,000     295,882      923,656   $ 5,766,000  $16,123,000
Debra Chrapaty..........   135,000   $ 3,302,000     323,544    1,247,000   $ 6,300,000  $22,650,000

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.
(2) Based on the market price of $24.44 per share, which was the average of the high and low selling price per share of the Company's Common Stock on the Nasdaq National Market on the last day of the 1999 fiscal year, less the exercise price payable for such shares.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

  The Compensation Committee of the Company authorized, as of June 1, 1999, the Company's entry into a new employment agreement with Christos M. Cotsakos, Chairman of the Board and Chief Executive Officer of E*TRADE Group, (the "1999 Agreement") and the related termination of Mr. Cotsakos' 1996 Employment Agreement. Under the 1999 Agreement, Mr. Cotsakos will receive an annual base salary of $575,000. Mr. Cotsakos is also eligible to participate in the Company's bonus plan, up to a maximum of three times his base salary, and the Company's other benefit plans. In connection with the 1999 Agreement, Mr. Cotsakos received an option grant for 1,500,000 shares on August 12, 1999, and the Compensation Committee authorized future additional option grants of 2,000,000 shares in fiscal 2000 and 500,000 shares in fiscal 2001. The options will become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or at his election for good reason. In addition, the Committee authorized a special enterprise value enhancement bonus for Mr. Cotsakos that will be payable upon a change in control of the Company, the amount of which will be based on the increase in the Company's market capitalization between August 12, 1999 and the date of the change in control.

  The 1999 Agreement terminates on May 31, 2002, but is automatically renewed for successive one-year periods, unless either party gives 180 days' notice. Upon termination of Mr. Cotsakos' employment, he is entitled to severance payments as follows: (i) payment equal to five full years of current total annual compensation if termination is within three years after a change in control of the Company (as defined in the 1999 Agreement) or if he elects to terminate his employment for good reason (as defined in the 1999 Agreement) within three years after any change in control, and (ii) payment equal to four full years of (A) current total annual compensation if he is terminated by the Company other than for cause (as defined in the Employment Agreement) and such termination is not described in (i) above and (B) he elects to terminate his employment for good reason and such termination is not described in (i) above. In addition, Mr. Cotsakos' options become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or, at his election, for good reason.

  The Compensation Committee of the Company authorized, as of June 1, 1999, the Company's entry into a four year employment agreement with Kathy Levinson, President and Chief Operating Officer of E*TRADE Group (the "Levinson Agreement"). Under the Levinson Agreement, Ms. Levinson will receive an annual base salary of $425,000. Ms. Levinson is also eligible to participate in the Company's bonus plan, up to a maximum of two times 80% of her base salary, and the Company's other benefit plans. In connection with the Levinson Agreement, Ms. Levinson received an option grant for 750,000 shares on August 12, 1999, and the

Compensation Committee authorized a future additional option grant of 1,250,000 shares in fiscal 2000. In the event that Ms. Levinson's employment is involuntarily terminated (as defined in the Levinson Agreement) less than 60 days before or within 18 months after a change in control of the Company (as defined in the Levinson Agreement), Ms. Levinson is entitled to severance payments equal to 18 months base salary.

  From January 1995 to December 1995, Ms. Levinson was self-employed as a consultant. During this period, Ms. Levinson worked under contract with the Company, pursuant to which she provided consulting services to assist with E*TRADE's transition to self-clearing operations. During the term of this agreement, Ms. Levinson was paid $166,000 by the Company, and received a warrant to purchase 1,200,000 shares of Common Stock, which warrant was fully exercised by January 1996, and options to purchase 1,200,000 shares of Common Stock which vest at a rate of 20% per year over a period of five years and will terminate on January 2, 2005.

  During fiscal 1999, Mr. Gramaglia entered into a Management Continuity Agreement with the Company (the "Gramaglia Agreement"). In the event that Mr. Gramaglia's employment is involuntarily terminated (as defined in the Gramaglia Agreement) less than 60 days before or within 18 months after a change in control of the Company (as defined in the Gramaglia Agreement), Mr. Gramaglia is entitled to severance payments equal to 12 months base salary. Mr. Gramaglia's current base salary is $300,000.

  During fiscal 1999, Ms. Balint entered into a Management Continuity Agreement with the Company (the "Balint Agreement"). In the event that Ms. Balint's employment is involuntarily terminated (as defined in the Balint Agreement) less than 60 days before or within 18 months after a change in control of the Company (as defined in the Balint Agreement), Ms. Balint is entitled to severance payments equal to 12 months base salary. Ms. Balint's current base salary is $275,000.

  During fiscal 1999, Ms. Chrapaty entered into a Management Continuity Agreement with the Company (the "Chrapaty Agreement"). In the event that Ms. Chrapaty's employment is involuntarily terminated (as defined in the Chrapaty Agreement) less than 60 days before or within 18 months after a change in control of the Company (as defined in the Chrapaty Agreement), Ms. Chrapaty is entitled to severance payments equal to 12 months base salary. Ms. Chrapaty's current base salary is $275,000.

  In connection with an acquisition of the Company by merger or asset sale, any outstanding option held by the Named Executive Officers under the Company's 1996 Stock Incentive Plan will automatically accelerate in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under such plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Stock Incentive Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Executive Officers or the shares of Common Stock subject to direct issuances held by such individuals, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) the Company's repurchase rights with respect to unvested shares or (iii) certain hostile changes in control of the Company. Options granted under either the 1993 Stock Option Plan or the 1983 Employee Incentive Stock Option Plan do not contain similar provisions, but the Plan Administrator has discretion to extend provisions of the 1996 Plan to any such options.


Compensation Committee Report on Executive Compensation

  The Compensation Committee (the "Committee") of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. Option grants to executive officers are made by the Committee, and the Committee has complete discretion in establishing the terms of each such grant. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

 Compensation Philosophy

  The Committee applies a consistent philosophy to compensation for all associates, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareowners.

  . The Company pays for sustained relative performance. Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing development progress against set objectives and the degree to which Company values are fostered.

  . The Company strives for fairness in the administration of pay. The
    Company strives to balance the compensation paid to a particular individual and the compensation paid to other persons both inside the Company and at comparable companies.

 General Compensation Policy

  The Committee's overall policy is to offer the Company's executive officers competitive cash-and equity-based compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance.

  The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the sole discretion of the Committee. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

  Cash-Based Compensation. The Committee sets base salary for executive officers on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry and internal comparability considerations. This comparison group is not substantially the same as the one included in the peer group index in the performance graph. Effective October 1, 1997, the Company adopted a bonus plan (the "Bonus Plan") to provide bonus payments to associates based on both individual performance as well as performance of the Company when predetermined performance goals are met or exceeded. Bonuses are determined and paid semi-annually. The Chairman of the Board and Chief Executive Officer received bonuses under the Bonus Plan for fiscal 1999.

  Effective January 1, 1995, the Company maintains an Internal Revenue Code section 401(k) defined benefit plan (the "401(k) Plan") under which all of the associates, including executive officers, may elect to defer compensation up to the limits imposed by the Internal Revenue Code. Upon completion of one year of service, the 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to 25% of the amount contributed by all eligible associates, including executive officers, up to 2% for each individual associates' total compensation. The Company made contributions of $1,556,000 for the year ended September 30, 1999.

  Long-Term Equity-Based Compensation. The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the shareowners and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the officer only if he or she remains in the employment of the Company and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individuals current position with the Company, but the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant are also factors taken into account. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

  CEO Compensation. Under the terms of the employment agreement authorized for Mr. Cotsakos, the Company's Chairman of the Board and Chief Executive Officer, Mr. Cotsakos will receive an annual base salary of $575,000. During fiscal year 1999, Mr. Cotsakos' compensation was determined by the terms of his employment agreement entered into in March 1996 and the 1999 Agreement. Mr. Cotsakos is also eligible to participate in the Company's bonus program, up to a maximum of three times his base salary, and other benefit plans. Under the Company's bonus program, each associate, including Mr. Cotsakos, has a target bonus percentage, which is based on the associate's position within the Company. In addition, the target bonus percentage has an individual component and a Company component, which fluctuates based on the associate's position within the Company. According to the terms of the bonus program, the Company's Chief Executive Officer, Mr. Cotsakos, is the only person who does not have an individual component and therefore his bonus is entirely tied to the performance of the Company. The calculation and payment of the individual and Company components is dependent upon whether the individual and Company met certain predetermined goals. The Company goals are a function of quarter over quarter revenue growth, operating margin, and the ratio of customer inquiries per transaction (an internally derived efficiency factor). Depending on whether the Company met, exceeded or did not meet its goals, the Committee could authorize payment of bonuses at, above or below the target bonus percentage levels. Under the Company's bonus program, the Committee can specify that bonuses will be paid in either cash or options to purchase shares of the Company's common stock. All bonus payments to Mr. Cotsakos in fiscal 1999, were made in connection with the Company's bonus program described above. Over the bonus measurement period, the Company exceeded its revenue growth and operating margin goals, as well as achieved reductions in the ratio of customer inquires per transaction. As a result, the Committee approved bonuses above the target levels resulting in Mr. Cotsakos receiving cash bonuses of $1,141,000.

  During fiscal 1999, the Committee reviewed the status of Mr. Cotsakos' option holding in connection with the adoption of a new employment agreement for Mr. Cotsakos. Based on a review of option holdings by individuals in comparable positions in comparable companies, and based on a desire to maximize shareowner value by directly linking Mr. Cotsakos' compensation to the achievement of a higher share price for the Company's Common Stock, the Board of Directors granted Mr. Cotsakos an option on August 12, 1999 to purchase a total of 1,500,000 shares of the Company's common stock under the 1996 Plan. The options have an exercise price of $24.78 per share, the fair market value per share on the grant date. The options will become exercisable on a combined basis as follows: 300,000 of the option shares became exercisable on August 12, 1999 with the remaining 1,200,000 option shares becoming exercisable in equal monthly installments upon Mr. Cotsakos' completion of each month of service from September 12, 1999 through May 12, 2002. Also, the Compensation Committee of the Company authorized future additional option grants to Mr. Cotsakos of 2,000,000 shares in fiscal 2000 and 500,000 shares in fiscal 2001. The options will become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or at his election for good reason. In addition, the Committee authorized a special enterprise value enhancement bonus for Mr. Cotsakos that will be payable upon a change in control of the Company, the amount of which will be based on the increase in the Company's market capitalization between August 12, 1999 and the date of the change in control.

  Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the

Company's Chief Executive Officer for the 1999 fiscal year exceeded $1 million, and therefore the Company will not be entitled to a tax deduction for the compensation paid in excess of $1 million. The compensation paid to the Company's other executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer. The Committee and the Company believe that it is important to retain discretion over the compensation paid to the Company's executive officers. Therefore, it would not be appropriate at this time to adopt a formula-based compensation program that would restrict the Committee's ability to determine whether and how much incentive cash compensation should be paid to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer other than the Chief Executive Officer approach the $1 million level in the future. In addition, the Company's 1996 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1996 Stock Incentive Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, in connection with the hiring of certain new officers, the Company has granted options that are not under the 1996 Stock Incentive Plan and which will not qualify as performance-based compensation under Section 162(m) if these officers are among the 5 most highly compensated officers of the Company at the time they exercise these options.

  Submitted by the Compensation Committee of the Company's Board of Directors:

                                          Richard S. Braddock
                                          William E. Ford

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consisted of Richard S. Braddock and William E. Ford. Neither of these individuals was at any time during fiscal 1999, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Performance Graph

  The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the NASDAQ Stock Market--U.S. Index and the Hambrecht & Quist Internet Index during the period from August 15, 1996 (the date prior to the Company's initial public offering) through September 30, 1999.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AUGUST 15, 1996 TO SEPTEMBER 30, 1999


                       [PERFORMANCE GRAPH APPEARS HERE]

                                        8/15/96 9/30/96 9/30/97 9/30/98 9/30/99
                                        ------- ------- ------- ------- -------
E*TRADE GROUP, INC.....................  $100    $126    $448    $178    $895
HAMBRECHT & QUIST INTERNET INDEX.......  $100    $109    $131    $181    $561
NASDAQ STOCK MARKET--U.S. INDEX........  $100    $108    $149    $151    $245

--------
* $100 invested on 8/15/96 in stock or index.

  Beginning fiscal year 1998, the Company elected to utilize the Hambrecht & Quist Internet Index as its basis for comparison of cumulative total return. The Company believes that the Hambrecht & Quist Internet Index is the best representation of the Company's peer group.

Certain Relationships and Related Transactions

  During the fourth calendar quarter of 1996, the Company made a relocation loan to Mr. Cotsakos in the aggregate principal amount of $3,147,188. The proceeds of this loan were used to fund the purchase by Mr. Cotsakos of a personal residence in the Silicon Valley area. In providing this relocation loan, the Compensation Committee of the Board of Directors considered, among other things, the rapid escalation of residential housing costs in the Silicon Valley area as well as the costs incurred by Mr. Cotsakos in relocating from Brussels, Belgium to California. The relocation loan accrued interest at the rate of 7% per annum. The principal amount of this loan was repaid on March 16, 1999, together with accrued interest of $547,155.

  In June 1996, the Company entered into a consulting arrangement with Mr. Hayter, a director of the Company, to provide international business consulting services. During the 1999 fiscal year, Mr. Hayter was paid $39,000 for consulting services pursuant to this arrangement.

  In June 1998, the Company entered into an agreement with SOFTBANK Corp., a Japanese corporation ("SOFTBANK Corp."), to form a joint venture in Japan for the provision of retail online brokerage services in Japan. Mr. Son is the President and Chief Executive Officer of SOFTBANK Corp. In July 1998, the Company entered into an agreement with SOFTBANK Holdings, Inc., a Delaware corporation ("SOFTBANK Holdings"), whereby SOFTBANK Holdings purchased Common Stock of the Company valued at $400 million. SOFTBANK Holdings is an affiliate of SOFTBANK Corp. The stock purchase agreement with SOFTBANK Holdings specifies, as requested by the Company, that Mr. Son be appointed or elected to the Board of Directors.

  In August 1997, the Company made a loan to Ms. Balint in the aggregate principal amount of $75,000. The proceeds of this loan were used to fund a portion of the purchase by Ms. Balint of a personal residence in the Silicon Valley area. The loan accrued interest at the rate of 8% per annum . The principal amount of this loan was repaid on February 25, 1999, together with accrued interest of $8,597.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareowners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, except as set forth below, there was compliance for the fiscal year ended September 30, 1999 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners.

  The Statement of Changes in Beneficial Ownership of Securities on Form 4 was filed late for Connie M. Dotson (one report reflecting one stock option exercise).

                             SHAREOWNER PROPOSALS

  Shareowner proposals intended to be considered at the Fiscal 2001 Annual Meeting of Shareowners must be received by E*TRADE no later than August 1, 2000. The proposal must be mailed to the Company's principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Leonard
C. Purkis. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

  In addition, the proxy solicited by the Board of Directors for the Fiscal 2000 Annual Meeting of Shareowners will confer discretionary authority to vote on any shareowner proposal presented at that meeting unless the Company received notice of such proposal no later than November 15, 1999.

                                   FORM 10-K

  The Company filed an Annual Report on Form 10-K for fiscal year 1999 with the Securities and Exchange Commission on October 22, 1999. Shareowners may obtain a copy of this report, without charge, by writing to Mr. Leonard C. Purkis, the Chief Financial Officer of the Company, at the Company's principal offices located at 4500 Bohannon Drive, Menlo Park, California 94025.

                                 OTHER MATTERS

  Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Shareowners who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          /s/ Christos M. Cotsakos
                                          Christos M. Cotsakos
                                          Chairman of the Board and Chief
                                           Executive Officer

November 29, 1999
Menlo Park, California

                              E*TRADE GROUP, INC.

                                   PROXY FOR
                         ANNUAL MEETING OF SHAREOWNERS
                               DECEMBER 21, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Christos M. Cotsakos, Kathy Levinson and Leonard C. Purkis, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Group, Inc., held of record by the undersigned on November 18, 1999 at the Annual Meeting of Shareowners of E*TRADE Group, Inc. to be held December 21, 1999, or at any adjournment thereof.

  1. Election of Directors.

          FOR all nominees listed              WITHHOLD AUTHORITY
          below (Except as marked              to vote for all
          to the contrary                      nominees listed
          below). [_]                          below. [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

    Lewis E. Randall        Lester C. Thurow         Peter Chernin

  2. To approve a 11,900,000 share increase in the maximum number of shares of Common Stock reserved for issuance under the 1996 Stock Incentive Plan.

                         [_] FOR[_] AGAINST
                                          [_] ABSTAIN

  3. To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company.

                         [_] FOR[_] AGAINST
                                          [_] ABSTAIN

  4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

  PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                             Dated: _____________________, 1999

                                             __________________________________
                                                        (Signature)
                                             __________________________________
                                               (Additional signature if held
                                                          jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.